Exhibit 8.1

Fulbright & Jaworski L.L.P.

A Registered Limited Liability Partnership

Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095

www.fulbright.com

Telephone: (713) 651-5151	Facsimile: (713) 651-5246

September 24, 2007

Enbridge Energy Partners, L.P.

1100 Louisiana, Suite 2900

Houston, Texas 77002

Re:          Enbridge Energy Partners, L.P. — Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special tax counsel for Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the issuance and sale of the securities designated as 8.05% Fixed/Floating Rate Junior Subordinated Notes in aggregate principal amount of $400,000,000 due 2067 (the “Notes”), pursuant to the Registration Statement on Form S-3 (Registration No. 333-131076) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, by the Partnership on January 17, 2006, as supplemented by the Prospectus Supplement dated September 24, 2007 (the “Prospectus Supplement”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Prospectus Supplement.

The Notes are being offered and sold by the Partnership to the underwriters pursuant to an Underwriting Agreement between the Partnership and the underwriters listed in Schedule I therein, dated September 24, 2007 (the “Underwriting Agreement”). The Partnership will issue the Notes pursuant to an Indenture to be dated as of September 27, 2007 (the “Indenture”), as supplemented by a supplemental indenture to be dated as of September 27, 2007 (the “Supplemental Indenture”), between the Partnership and U.S. Bank National Association, as trustee, and the Notes will be initially evidenced by Global Notes.

For purposes of rendering our opinion expressed below, we have examined and relied upon the accuracy and completeness of the facts, information, statements, covenants, and representations contained in such agreements, instruments, certificates, records, and other documents that we have deemed necessary or appropriate, including (1) the Indenture, (2) the Supplemental Indenture, (3) the form of Global Notes, (4) the representation letter from the Partnership to us dated September 24, 2007, (5) the Replacement Capital Covenant by the Partnership to be dated as of September 27, 2007, (6) the Registration Statement, (7) the Prospectus Supplement, and (8) the Underwriting Agreement.  Our opinion expressed below is conditioned on, among other things, the initial and continuing accuracy of the facts, information, statements, covenants, and representations set forth in the agreements, instruments, certificates, records, and other documents referred to in this paragraph (collectively, the “Documents”).

For purposes of this opinion, we have assumed (i) that the Documents are complete and authentic and have been duly authorized, executed, and delivered, (ii) that all of the facts, information, statements, covenants, and representations contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such facts, information, statements, covenants, and representations by independent investigation) are true and accurate at all relevant times, (iii) that the respective parties to the Documents and all parties referred to therein (including all successors-in-interest to such parties) will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, and (iv) that none of the terms and conditions contained in the Documents has been or will be waived or modified in any respect.  Any change in the accuracy or completeness of any of the facts, information, statements, covenants, representations, Documents or assumptions on which our opinion is based could affect our conclusions as stated herein.

Our opinion is based on the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, each as amended from time to time and as in existence as of the date hereof, and on existing administrative and judicial interpretations thereof.  Any or all of the above are subject to change, possibly with retroactive effect.  Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions, promulgated or issued subsequent to the date hereof, may result in tax consequences different from those anticipated by our opinion herein.  Additionally, our opinion is not binding on the Internal Revenue Service or any court, and there can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

Based solely upon and subject to the foregoing, we are of the opinion that, under current law: (1) although the matter is not free from doubt, the Notes will be respected as indebtedness of the Partnership for U.S. federal income tax purposes; and (2) insofar as it relates to matters of U.S. federal income tax law, the discussion (the “Discussion”) set forth in the Prospectus Supplement under the heading “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS” is accurate in all material respects.

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States.  Our opinion is rendered as of the date hereof and we undertake no obligation to update our opinion or advise you of any changes in the event there is any change in legal authorities, facts, assumptions, or documents on which our opinion are based, or any inaccuracy in any representations, warranties, or assumptions upon which we have relied in rendering our opinion.  We are rendering our opinion solely in connection with the Prospectus Supplement, and our opinion is not to be relied upon for any other purpose.

We hereby consent to the filing of this opinion to the Partnership’s Form 8-K (which is deemed incorporated by reference into the Prospectus Supplement constituting part of the Registration Statement) and to the use of our name in the Discussion.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI L.L.P.

Fulbright & Jaworski L.L.P.